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EXHIBIT (12)
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (Unaudited)                                     Sprint Corporation

                                                                                             Quarters Ended
                                                                                               March 31,
                                                                                     -------------------------------
                                                                                     -------------------------------
                                                                                           2000            1999
--------------------------------------------------------------------------------------------------------------------
                                                                                               (millions)
Earnings
   Loss from continuing operations
     before income taxes                                                             $       (70)    $     (248)
   Capitalized interest                                                                      (34)           (31)
   Equity in net losses of less
     than 50% owned entities                                                                  32             13
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Subtotal                                                                                     (72)          (266)
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Fixed charges
   Interest charges                                                                          288            222
   Interest factor of operating rents                                                         80             70
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Total fixed charges                                                                          368            292
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Earnings, as adjusted                                                                $       296     $       26
                                                                                     -------------------------------


Earnings, as adjusted, were inadequate to cover fixed charges by $72 million in the 2000 first quarter and $266 million in the 1999 first quarter.


    Note: Earnings include loss from continuing operations before taxes, plus equity in the net losses of less-than-50% owned entities, less capitalized interest. Fixed charges include interest on all debt of continuing operations, including amortization of debt issuance costs and the interest component of operating rents.


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